CODE OF ETHICS

Introduction

As evidence of the commitment of Exceed Portfolios to operating with integrity, we have adopted a code of ethics (the “Code”), which shall be reviewed and, if appropriate, amended from time to time. The purpose of this Code is to identify the ethical and legal framework in which Exceed and our employees are required to operate, and to highlight some of the guiding principles and mechanisms for upholding our standard of business conduct, as set forth below. Maintaining a spirit of openness, honesty and integrity are of paramount importance. We believe that our employees should feel comfortable expressing their opinions and should be vigilant about alerting senior management of anything they deem amiss with respect to our business, operations or compliance. Employees will be required to acknowledge receipt of the Code by executing the Acknowledgement and Agreement to Abide by Compliance Policies and Procedures.

Exceed is registered with the Securities and Exchange Commission (“SEC”) as an investment adviser. This Code is intended to satisfy our obligations in connection with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”). References in this Code to Rules are references to rules promulgated by the SEC pursuant to the Advisers Act unless stated otherwise. Because we also advise investment companies, we will ensure that the terms of our Code are consistent with the aims and requirements of Investment Company Rule 17j-1, Personal Investment Activities of Investment Company Personnel.

EXCEED ADVISORY LLC (“Exceed”)
Code of Ethics

Section 1:

Purpose and Scope

Exceed Advisory LLC’s (“Exceed”) Board of Managers has adopted this Code of Ethics (“Code”) to assist us in maintaining the highest standards of conduct. While we encourage private investing by our associates, such activities must be carried out within the letter and spirit of this Code. Our Board must approve any material change to this Code and all questions about the Code should be addressed to Exceed’s Chief Compliance Officer.

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By accepting registration or employment with Exceed, you have agreed to be bound by this Code, which we provide at or prior to commencement of the relationship. We also require annual written certification that our associates have received a current copy of the Code, understand it, and are in compliance with its terms.

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This Code describes the standards of business conduct we require of our Supervised Persons. Chief among these are the fact that we are a fiduciary and owe a duty of utmost good faith and loyalty to our clients. Simply put, our clients’ interests come first. We must avoid even the appearance of impropriety in our business dealings and in our personal trading. Exceed and all employees are subject to the following specific fiduciary obligations when dealing with clients:

i.

the duty to have a reasonable, independent basis for the investment advice provided;

ii.

the duty to ensure that investment advice is suitable to meet the client’s individual objectives, needs and circumstances; and

iii.

the duty of loyalty to clients – meaning the duty to put the interests of the client ahead of the interests of Exceed and our employees.

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All of our associates must comply with applicable federal securities laws, as well as other applicable rules, regulations, and laws, and with Exceed’s own policies.

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All of our Access Persons (defined below) must report, and we must review, personal securities transactions and holdings within required timeframes and in accordance with the requirements of this Code and our fiduciary duties to clients.

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All of our Supervised Persons (defined below) must report any violations of this Code promptly to our Chief Compliance Officer.

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Confidentiality. Records and financial information pertaining to advisory clients must be treated with strict confidentiality. We will not disclose such information about a client, except (a) as disclosed in our Privacy Policy or required by law, (b) on a “need to know basis” to persons providing services to Exceed (e.g., broker-dealers, accountants, custodians, administrators or transfer agents), or (c) with the express prior written consent of the client.

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Fraud. Engaging in any fraudulent or deceitful conduct with clients or potential clients is strictly prohibited. Examples of fraudulent conduct include, but are not limited to: misrepresentation; nondisclosure of fees; and misappropriation of client funds.

Section 2:

Definitions

“Access Person” means any director, officer, partner, or employee1 of Exceed (or of any company controlled by or under common control with Exceed):

i.

Who, in connection with his or her regular functions or duties, makes, participates in, or has access to information regarding securities transactions by any client of Exceed’s, or whose functions relate to the making of any recommendations with respect to such transactions; and

ii.

Any natural person in a control relationship to any client of Exceed who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Covered Securities by the Fund.

iii.

Notwithstanding the above definition, if an investment adviser's primary business is advising Funds or other advisory clients, all of the investment adviser's directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. See definition of Excepted Board Member, below, which serves to rebut these assumptions in certain circumstances.

1 The term “employee,” as used throughout this Code, includes independent contractors who are registered with Exceed or otherwise meet the definition of “Supervised Person.”

“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Investment Company Act in determining whether a person is the beneficial owner of a security for purposes of section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Business Entertainment” means ordinary and usual business entertainment, such as an occasional meal, tickets to a sporting event or theater, or comparable entertainment, so long as it is neither so frequent nor so extensive as to raise any question of propriety, and so long as the person providing the Business Entertainment participates in the event. Sending a gift certificate for a restaurant is a Gift; accompanying a client to a standard business dinner paid for by Exceed is “Business Entertainment.” All Business Entertainment is subject to Exceed’s policies concerning budgeting, reimbursement, and documentation.

“Direct or Indirect Beneficial Ownership” means direct or indirect influence or control ownership of any beneficial interest. The terms of Rule 16a are incorporated into this Code by reference.

In general, and without limiting the foregoing, a person has Beneficial Ownership in any securities held

i.

By members of a person’s immediate family sharing the same household; provided, however, that the presumption of such Beneficial Ownership may be rebutted; or

ii.

By related partnerships, trusts, corporations, or other arrangements.

“Excepted Board Member” means a member of Exceed’s Board of Managers that (1) would not be deemed to be an interested person, defined in Section 2(a)(19)(B) of the Investment Company Act, for any reason other than that the individual is a member of Exceed’s Board of Managers; (2) has no involvement with the day-to-day operations of Exceed or its affiliates and is not aware of Exceed’s investment decisions or recommendations with respect to Fund holdings or transactions, other than to the extent such information is publicly available; (3) has no has control of Exceed or its affiliates, either individually or by virtue of any arrangement with any other person, as “control” is defined in Section 2(a)(9) of the Investment Company Act; and (4) has no direct or indirect beneficial interests in securities issued by a Fund advised by Exceed, unless such direct or indirect beneficial interest represents less than 5% of the outstanding voting securities of any Fund advised by Exceed.

“Fund” means an investment company registered under the US Investment Company Act of 1940. “Gift” includes anything of value, but does not include ordinary and usual “Business Entertainment.”

“Limited Offering” or “Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506.

“Reportable Fund” means

i.

any Fund for which we serve as an investment adviser as defined in section 2(a)(20) of the Investment Company Act; or

ii.

Any Fund whose investment adviser or principal underwriter controls us, is controlled by us, or is under common control with us. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act.

“Reportable Security” means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)), except that it does not include:

i.

Direct obligations of the Government of the United States;

ii.

Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

iii.

Shares issued by money market funds;

iv.

Shares issued by open-end funds other than Reportable Funds; and

v.

Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Exceed, or other person who provides investment advice on behalf of Exceed, and is subject to Exceed’s supervision and control.

Section 3:

Exempted Transactions

The transaction prohibitions of Section 4 of this Code do not apply in the following cases.

1.

Securities Not Eligible for Clients. Transactions in securities that are not eligible for purchase or sale by any client through Exceed.

2.

Non-Volitional Transactions; No Control. Transactions are non-volitional by either the Access Person or any client (including transactions with respect to which the Access Person has no actual advance knowledge of a given trade. Transactions effective in any account over which the Access Person has no direct or indirect influence or control. These would include discretionary accounts held with unaffiliated third parties and where the third party agrees to trade without advance notice to or consent by the Access Person. In the case of discretionary accounts with third parties, the Access Person will be responsible for authorizing the third party to provide Exceed with duplicate statements or other information required by the Chief Compliance Officer.

3.

Automatic Investment Plans. Transactions made automatically in accordance with a predetermined schedule and allocation, such as dividend reinvestment plans.

4.

Approved Transactions. Transactions that receive the prior approval of the Chief Compliance Officer on the basis that they do not present conflicts of interest or create potential harm to clients, and are consistent with our fiduciary duties. This provision does not apply to Initial Public Offerings or Private Placements.

5.

Insignificant Position—Transaction Value and Share Limit.

i.

Transactions that result in an open (long or short) position (or derivatives thereon) no larger than $10,000 USD or foreign currency equivalent. In the case of a combined position that includes both a long and a short transaction, the $10,000 limit will be applied to the larger of the long or short positions, not to the net value; and

ii.

That result in an open security position (long or short), no larger than 500 shares (or derivatives thereon) for any stock listed on a US securities exchange, as defined in the Securities Exchange Act of 1934.

Section 4:

Prohibited Transactions

1. Conflicting Trades. No Access Person may purchase or sell, directly or indirectly, any security in which the Access Person has (or because of such transaction acquires) any direct or indirect Beneficial Ownership, if the Access Person knows at the time of the transaction that the security:

i.

Is being considered for purchase or sale by any client (see Pre-Clearance requirements in item 2, below); or

ii.

Is being purchased or sold by any client, or was purchased or sold by a client within the five calendar days preceding the Access Person’s transactions; or

iii.

Is contrary to Exceed’s current recommendations to clients (e.g., where Exceed recommends a specific long transaction to clients and the Access Person enters into a matching short transaction), except in cases where the Access Person has a compelling personal need to make the trade, the transaction is not otherwise inconsistent with our fiduciary duties to our clients, and the Chief Compliance Officer approves the transaction in advance and documents the rationale for approval.

2.

Pre-Clearance of Transactions. Exceed has established a pre-clearance requirement for transactions in securities that could give rise to a conflict with our clients, based on the types of securities we generally advise on. No Access Person may purchase or sell, directly or indirectly, any of the following securities in which the Access Person has (or because of the transaction acquires) any direct or indirect Beneficial Ownership, unless the Access Person has obtained Pre-Clearance from the Chief Compliance Officer in the form currently required by the firm. The system for pre-clearance will be described and distributed periodically by the Chief Compliance Officer.

i.

Any option on SPY and SPX.

ii.

Any corporate Bond with a maturity of less than 3 years.

iii.

Any ETF which falls under the following category on ETF.com’s analytics and database:

Asset class = Fixed Income
Category = Corporate
Focus = Investment grade
Niche = Short term

The firm’s Restricted List will consist of those securities which can be found on ETF.com at: http://www.etf.com/etf-lists/ and which meet the above criteria. The firm will not maintain a separate Restricted List. The Access Person must retain a copy of the search results from ETF.com that demonstrate Compliance pre-clearance is not required and must submit those results as required by Compliance.

Approvals granted pursuant to Exceed’s pre-clearance policy are valid for no longer than five days and may be granted for a shorter period, as determined by the Chief Compliance Officer. Excepted Board Members are not subject to the Pre-Clearance requirements.

3. Initial Public Offerings. No Access Person may purchase, directly or indirectly, any security in which the Access Person has or because of such transaction acquires, any direct or indirect Beneficial Ownership, which is the subject of an initial public offering without prior approval of

CCO. Approval will be granted consistent with FINRA Rule 5130 Restrictions on the Purchase and Sale of Initial Equity Public Offerings. This prohibition does not preclude an Access Person from acquiring the security in subsequent trading on the secondary market, provided the transaction otherwise complies with the requirements of the Code.

4.

Limited Offerings/Private Placements. No Access Person may purchase, directly or indirectly, any security in which the Access Person has or because of such transaction acquires, any direct or indirect Beneficial Ownership, if such transaction is not in the open market, or if such transaction if made pursuant to an exemption from the registration provisions of the Securities Exchange Act of 1933, unless the transaction has been pre-approved by the Chief Compliance Officer. In determining whether to permit the purchase of a private placement, the Chief Compliance Officer will consider, among other things, whether the offering should be reserved for a client of Exceed, and whether the transaction has been offered to the Access Person as a result of the Access Person’s position with Exceed. Further, should the Access Person receive permission to acquire the securities in a private placement, the Access Person is required to disclose the investment when participating in any subsequent consideration of that security for purchase or sale by clients of Exceed. The decision to purchase or sell such security should be made by persons with no personal interest in the security, whether direct or indirect.

5.

Principal Transactions. Neither Exceed nor its Access Persons may effect a transaction as principal with a client of Exceed. Neither Exceed nor any of its Access Persons will recommend or direct a trade for execution as principal by an affiliate of Exceed.

6.

Short-Swing Trades. No Access Person may purchase then sell, or sell and then repurchase, any security within 10 calendar days. The Chief Compliance Officer may, for good cause and consistent with our fiduciary duties and the broader intent of the Code, permit a short-swing trade, but will record the reasons for the consent.

Section 5:

Prohibited Activities
Gifts and Gratuities.

1.

Giving of Gifts. No Supervised Person may, whether directly or indirectly, give a Gift in excess of $150 per year to or from any person associated with a firm whom Exceed is soliciting business with, or with whom Exceed is conducting business. Employees of a firm must be considered together and any gifts from individuals aggregated as one giver. All Gifts must be reported to the Chief Compliance Officer within 30 days of the date given by the Exceed Supervised Person.

2.

Receipt of Gifts. No Supervised Person may accept investment opportunities, Gifts or other gratuities from individuals seeking to conduct business with us, or on behalf of an advisory client exceeding $150 per year in the aggregated form a single giver. Associates of Funds, registered investment advisors, and registered broker-dealers are presumed to be firms Exceed is either soliciting or conducting business with. This prohibition does not apply in cases where the gift arises from a pre-existing familial or personal, non-business relationship, and where the Chief Compliance Officer has consented in advance to the Gift. All Gifts must be reported to the Chief Compliance Officer within 30 days of receipt by the Exceed Supervised Person.

3. Business Entertainment. No Supervised Person may provide Business Entertainment to any person from whom Exceed is soliciting business or with whom Exceed is conducting business, in excess of the dollar limits and other policies established by the CEO or Chief Financial Officer of Exceed.

4.

Payment or Reimbursement of Expenses. Payments of an Access Person’s expenses in connection with meetings held by an offeror or by a securities brokerage firm, for the purpose of training or education of the attendee are prohibited unless:

i.

The attendee keeps the name of the offeror or brokerage firm, the amount of payment or reimbursement received, and the nature and, if known, value of any non-cash compensation;

ii.

The attendee obtains the Chief Compliance Officer’s prior approval to attend the event;

iii.

The location is appropriate to the purpose of the meeting, such as an office of the offeror or the brokerage firm, or a facility located in the vicinity of such office;

iv.

The payment or reimbursement is not applied to the expenses of guests of the attendee; and

v.

The payment or reimbursement by the offeror or brokerage firm is not subject to any conditions.

5. Brokerage Accounts. No Access Person may, directly or indirectly, have an interest in any brokerage or trading account that has not been previously approved by Exceed. New employees/associates must report existing brokerage accounts immediately to Compliance and, if the account is permitted by Exceed, provide any additional information requested by the Chief Compliance Officer.

6. Insider Trading. Persons obtaining material non-public information must refrain from disclosing the information to anyone. Additionally, no person may trade in the securities to which the information relates. Anyone aware of the misuse of material non-public information must report such information to the Chief Compliance Officer.

Section 6:

Disclosures & Reporting

1.

Initial Holdings Reports. Not later than 10 days after becoming an Access Person of Exceed,

the Access Person must deliver to the Chief Compliance Officer a record of each Reportable Security in which the Access Person has a direct or indirect Beneficial Ownership. The information included in the initial Holdings Report must be current must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The record must include:

i.

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

ii.

The name of any broker, dealer or bank with which the Access Person maintains an account; and

iii.

The date the Access Person submits the report.

The Initial Holdings Report may be provided in the form of brokerage account statements that contain the required information. Excepted Board Members are not required to provide the Initial Holdings Report.

2.

Quarterly Transactions Reports. No later than 30 days after the end of each calendar quarter, each Access Person must submit to the Chief Compliance Officer quarterly securities transactions reports that meet the following requirements and contain the following information about each transaction during the quarter in which the Access Person had, or as a result of the transaction acquired any direct or indirect Beneficial Ownership in a Reportable Security:

i.

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

ii.

The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii.

The price of the security at which the transaction was effected;

iv.

The name of the broker, dealer or bank with or through which the transaction was effected; and

v.

The date the Access Person submits the report.

The Quarterly Transaction Reports may be provided in the form of brokerage account statements that contain the required information. Excepted Board Members are not required to provide the Quarterly Transaction Reports unless the Excepted Board Member knew or, in the ordinary course of fulfilling his or her official duties as a member of the Board of Managers, should have known that during the 15-day period immediately before or after the Excepted Board Member’s transaction, the Fund purchased or sold the security, or the Fund or Exceed considered purchasing or selling the security

3. Quarterly Reports of New Accounts. No later than 30 days after the end of each calendar quarter, each Access Person must submit to the Chief Compliance Officer, with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

a.

The name of the broker, dealer or bank with whom the Access Person established the account;

ii.

The date the account was established; and

iii.

The date the Access Person submits the report.

Excepted Board Members are not required to provide the Quarterly Reports of New Accounts.

4. Annual Holdings Reports. Annually, and current as of a date no more than 45 days before the report is submitted, each Access Person must submit to the Chief Compliance Officer, reports which contain the following information:

b.

The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

ii.

The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access person; and

iii.

The date the Access Person submits the report.

The Annual Holdings Reports may be provided in the form of brokerage account statements that contain the required information.

Excepted Board Members are not required to provide the Annual Holdings Reports.

5.

Review of Reports. The Chief Compliance Officer is responsible for a review, as needed and no less than quarterly, of the Initial Holdings and Quarterly Transaction Reports. The Chief Compliance Officer’s review will be compare transactions and holdings reports with Exceed’s activities and the requirements of the Code to determine whether any violations of the Code may have occurred. The Chief Compliance Officer will take necessary action to correct or mitigate any potential or actual violations and will promptly report material issues to the Board. All reports required to be made under this Code that concern the Chief Compliance Officer’s own transactions and holdings will be submitted to and reviewed by the COO in accordance with the requirements outlined for other Access Persons.

6.

Annual Report. As part of the CCO’s annual review of Exceed’s compliance program and policies, the CCO will certify that Exceed has adopted procedures reasonably necessary to prevent Access Persons from violating the Code. The CCO will describe in the report accompanying the annual review any issues or material violations arising under the Code since the last report. The CCO will provide the Annual Report to the Board of Managers.

Section 7:

Reporting and Sanctions

Potential or actual violation of the Code must be reported immediately to the CCO. In the absence of the CCO, violations may be reported to the CEO or to a member of the Board of Managers. Possible violations will be promptly investigated and any violations reported through the CCO to the CEO and Board of Managers. We will also provide copies of this information to the Boards of any Funds we advise.

The report will include the corrective action taken and any recommendation for disciplinary action taken deemed appropriate by the CCO. The recommendation will be based, among other things, on the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for either the letter or the spirit of the Code. Exceed’s CEO or Board of Managers may impose sanctions for violation of this Code including, but not limited to:

i.

Written censure;

ii.

Suspension of termination of employment;

iii.

Reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit; and

iv.

Where applicable and appropriate, referral to law enforcement or regulatory authorities